Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-232171) of Enel Américas S.A. and in the related Prospectus of our report dated April 30, 2020, with respect to the consolidated financial statements of Enel Américas S.A. and subsidiaries as of December 31, 2019, and the year then ended, included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ EY Audit SpA.
EY Audit SpA.
Santiago, Chile
April 29, 2022